Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 7, 2026
Registration Statement Nos. 333-283340 and 333-283340-05

BMW Vehicle Lease Trust (BMWLT) 2026-2

JT-Leads: BofA (struc), BNP, US Bank
Co-Mgrs: CIBC, Lloyds

- Anticipated Capital Structure –

CL	AMT($MM)	WAL	M/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PX
A-1	223.000	0.31	P-1/F1+	1-7	05/27	10/27	I-CRV	+14	4.325	4.325	100.00000
A-2a	305.600	1.14	Aaa/AAA	7-19	05/28	01/29	I-CRV	+37	4.846	4.79	99.99102
A-2b	175.000	1.14	Aaa/AAA	7-19	05/28	01/29	SOFR30a	+37			100.00000
A-3	480.600	2.07	Aaa/AAA	19-30	04/29	12/29	I-CRV	+50	5.281	5.22	99.99206
A-4	65.800	2.61	Aaa/AAA	30-32	06/29	05/30	I-CRV	+51	5.364	5.30	99.98730

Bill & Deliver: BofA	Offered Size: $1.25bn
Expected Ratings: Moody's, Fitch	BBG Ticker: BMWLT 2026-2
ERISA Eligible: Yes	Format: SEC Registered
Expected Settle: 10/14/26	Min Denoms: $1k x $1k
First Pay: 11/25/26	RR Compliance: US – Yes, EU/UK - No
CUSIPs: A-1 09657UAA8	Pricing Speed: 100PPC to Maturity
A-2a 09657UAB6	Intexnet: basbmwc2602 A94X
A-2b 09657UAC4
A-3 09657UAD2
A-4 09657UAE0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.